Exhibit 10.22

English Translation

Trademark Assignment Agreement

Transferor: Beijing Fire Fox Digital Technology Co., Ltd. (Party A)

Transferee: Beijing Gamease Age Digital Technology Co., Ltd. (Party B)

According to Article 39 of the Trademark Law of the People’s Republic of China and Article 25 of the Implementation Rules of the Trademark Law, based on the principles of equality, voluntary and good faith, Party A and Party B entered into this Trademark Assignment Agreement through friendly consultations.

I.	Name of the Transferred Trademarks: “ (Tian Long Ba Bu)” and “ online (Tian Long Ba Bu online)”

II.	Trademark Pattern: (Please refer to the Appendix: Trademark Pattern)

III.	Preliminary Approval Number of Trademarks:

Application Number of “ (Tian Long Ba Bu)”: 4766643; Nationality: Mainland China

Application Number of “ online (Tian Long Ba Bu online)”: 4766644; Nationality: Mainland China

IV.	Trademark Assignment Fees: The Transferee shall pay to the Transferor trademark assignment fees for the transferred trademark in the amount of RMB 1,311,600.

V.	The category of the product types and services and the production or services applied to the registration of the trademarks shall include the following:

Education, Training, Organization of Competition (Education or Entertainment), Organization of Performance (Show), Provision of Online Electronic Publication (Not For Downloading), Production of Performance, Program, Video and Entertainment Information (Pastime), and (Computer Network) Provision of Online Game.

VI.	The Transferor guarantees that it is the registered owner of all of the above trademarks. Before the execution of this Agreement, the Transferor has not entered into any trademark license agreements to license nonexclusively (or exclusively) such trademarks.

VII.	After the assignment of the trademarks, the Transferee has the exclusive rights to such trademarks.

(1)	The product’s type as applied to the above trademarks (or the category or name of service): Category 41

English Translation

(2)	The geographical scope applied to the above trademarks: Mainland China

VIII.	Nature of Trademark Transfer: (Please make a choice below)

(1)	Permanent Transfer of Trademark (YES);

(2)	Non-permanent Transfer of Trademark ( ).

IX.	Time of Trademark Transfer: Upon the effective date of this Agreement or after the formalities for changing the registrations of the trademarks are completed, the trademark shall be officially transferred to and owned by the Transferee.

X.	Transfer Formalities Upon the Effectiveness of the Trademark Assignment Agreement: After the Trademark Assignment Agreement takes effect, Party A (or Party B) shall transact the formalities for changing the registered owner, and the required expenses shall be borne by the Transferee.

XI.	Guarantee of the Product’s Quality: The Transferor requests the Transferee to guarantee that the quality of the products displaying the trademarks shall not be lower than that of the Transferor’s previous product standard, and the Transferor shall provide a sample of products to the Transferee and provide the technical guidance or know-hows of such products (a technology transfer agreement may be executed separately). The Transferor could also provide the products’ manual, packages and maintenance methods, and, if necessary, shall provide a list of clients who purchased the products frequently. In the event of a non-permanent transfer, the Transferor could supervise the production of the Transferee’s products and has the right to inspect the production and product quality of the Transferee.

XII.	Both Parties shall covenant to keep the secrets of the other Party’s production and operation confidential. During the term of the Agreement and thereafter, the Transferee shall not disclose the technical and trade secrets provided by the Transferor for the purpose of transferring the trademarks.

XIII.	The Transferor shall guarantee that the transferred trademark is a valid trademark, and there are no third parties’ interests on such trademark.

XIV.	The Transferor guarantees that, during the effective period of the Agreement, it shall not operate any products with the same or similar trademark in the registered area or engage in any other competitive activities regarding the production and sale of such products.

English Translation

XV.	Both Parties’ Liabilities for Breach of Contract

(1)	Should the Transferor breach the provision of this Agreement, after the execution of this Agreement and continue to use the trademarks on its products, the Transferor should stop using the trademarks and should bear the indemnification liabilities.

(2)	During the term of this Agreement, if the Transferee discloses the technical and trade secrets provided by the Transferor for transferring the trademarks, the Transferor has the right to refuse to deliver the ownership of the trademarks and could notify the Transferee of its intent to terminate the Agreement.

(3)	If the Transferee cannot pay the trademark transfer fees in full, the Transferee shall, as for any outstanding amount unpaid, pay the penalty at a rate of 3% per day.

XVI.	Settlement of Disputes: If any dispute arises out of or is related to this Agreement, the Parties hereto shall firstly settle such dispute through friendly negotiations. Should such dispute fail to settle through negotiations, each Party may submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration, and the arbitration shall take place in Beijing. The arbitration award shall be final and binding upon both Parties.

XVII.	This Agreement shall take effect upon its execution. This Agreement is made in two (2) original copies, and each Party holds one (1) original copy. However, if the application for transferring the registered trademark is not approved by the Trademark Office, this Agreement would become invalid automatically, and each Party shall undertake their liabilities respectively.

[No Text Below]

English Translation

Place of Signing: Beijing

Time of Signing: November 28, 2007

Transferor: Beijing Fire Fox Digital Technology Co., Ltd. (SEAL)

Address: 8/F, SOHU Network Plaza, No.1 of Zhongguancun East Road, Haidian District, Beijing

Transferee: Beijing Gamease Age Digital Technology Co., Ltd. (SEAL)

Address: 2-5/F, East Wing of Beijing Jingyan Hotel, No.29 of Shingjingshan Road, Shijingshan District, Beijing